Exhibit 10.2



                                             June 11, 1998


Larry A. Plotkin
32 Buttonwood Lane
Portland, Maine 04102

Re:   Consulting and Non-Competition Agreement

Dear Larry:

Hannaford Bros. Co. (the "Company") and you executed a letter agreement dated June 11, 1998, outlining our mutual understanding regarding your resignation from employment with the Company. This letter sets forth our further understanding relating to your consulting arrangements and non-competition with the Company following your resignation from employment.

1.   Consulting Arrangements.

1.1. Consulting Services to be Provided.

Following your resignation from employment with the Company (presently scheduled to occur on January 5, 1999), you will provide Hannaford with 25 days of your services during 1999 and 25 days of your services during 2000 (such days of service to be selected by mutual agreement of you and the Company) as a real estate development consultant in connection with such Company projects and tasks as may be designated from time to time by the Company's Executive Vice President
- Strategic Development. You agree to apply yourself diligently to these projects. It is understood that these 25 working days need not be consecutive in each calendar year and that you are free (except as provided in section 2 below, relating to non-competition arrangements) to render your services to others during the term of this agreement. You and the Company may mutually agree to additional days of consulting services.

1.2. Compensation.

The Company will pay you One Thousand Dollars ($1,000) per day for your consulting services rendered hereunder; provided, however, that any days of service in excess of twenty-five (25) in 1999 or in 2000 (which may be



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mutually  agreed to by you and the Company  pursuant to section 1.1. above) will be paid for at the rate of Two Thousand Dollars ($2,000) per day. If the Company should request less than 25 days of service in either 1999 or 2000, the Company will pay you, after the end of the applicable calendar year, for the "unused" days at the rate of $1,000 per day. All payments under this section 1.2. will be made within 30 days after your submission of an invoice therefor, containing a reasonably detailed description of the services rendered.

1.3. Reimbursement of Expenses.

The Company will reimburse you for all out-of-pocket expenses reasonably incurred by you in connection with your services hereunder. Upon request by the Company, you agree to provide reasonable written documentation supporting such expenditures. The Company will also pay your airfare, hotel, registration fee, meals, and other reasonable expenses related to your attendance at the annual ICSC conference in 1999 and 2000, but will not pay any consulting service fee for your time spent attending that conference unless you are specifically requested to perform services there on behalf of the Company as part of your consulting arrangements as described herein.

1.4. Termination.

The consulting arrangements set forth in this section 1 shall terminate on the first to occur of the following:

(a) December 31, 2000;

(b) Termination by you;

(c) Termination by the Company for cause (as defined below).

Upon termination, you will not be required to render any further services under this section 1 (although you shall continue to be subject to the provisions of sections 2 and 3 below) and the Company will have no further obligation to you under this section 1 except to pay you for services rendered through, and reimburse you for expenses incurred through, the date of termination in accordance with the provisions of sections 1.2 and 1.3 above. The Company shall have the right to terminate your consulting arrangement as described herein "for cause" (a) if it determines, in good faith, that you have failed to apply yourself diligently or that you have taken affirmative acts that are contrary to the best interests of the Company, or (b) in the event that your death or disability renders you unable to substantially complete the services required of you hereunder.



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Except in the event of your death,  any  termination  shall be effective only if the terminating party gives written notice of such termination to the other party at least fifteen (15) days prior to the effective date of such termination.

1.5. Independent Contractor.

We agree that any services rendered by you under this agreement shall be rendered as an independent contractor and not as an employee. In connection with your services hereunder, you will provide all legally required worker's compensation insurance and reasonable amounts of automobile and liability insurance coverage, and Hannaford shall have no responsibility to furnish any such insurance. You acknowledge that, in your capacity as an independent contractor and consultant hereunder, you will not be entitled to any of the employee benefits available to Hannaford associates.

2.   Non-Competition Arrangements.

2.1. Non-Competition Agreement.

Beginning January 5, 1999, and until December 31, 2000, you agree, without prior written approval from the Company's Chief Executive Officer (which approval may be granted or withheld in his absolute discretion) not to:

      (a) render services, either as an employee, officer, consultant, director, adviser, or in any other capacity, to the owner or operator of any supermarket, any "supercenter" (such as Kmart or Wal-Mart), any "box store" (such as Aldi's or Sav-A-Lot), any wholesale club store (such as Costco, BJ's, or Sam's), any drugstore, or any store or other facility engaged primarily in the sale of food to consumers for off-premises preparation (hereinafter, a "Competitor") with respect to any store or facility location or prospective location within the Restricted Geographic Area defined below; or

      (b) render services, in any capacity, to any of the following supermarket operators, regardless of the location with respect to which such services might be sought: DeMoulas / Market Basket, Shaw's Supermarkets, Price Chopper (based in Rotterdam, New York), Ukrop's, Harris-Teeter, and Farm Fresh; or

      (c) acquire directly or indirectly, any interest in, as stockholder, director, officer, consultant, agent, employee, or partner, or otherwise act for, any Competitor, with the exception of minority stock holdings in companies whose shares are listed for trading on the American or New York Stock Exchange, or traded "over the counter" and regularly reported by NASDAQ.


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The "Restricted Geographic Area" referred to in subsection 2.1(a) above includes all of the states of Maine, New Hampshire, and Vermont; that portion of New York state east of Interstate 81 and more than 20 miles from Syracuse; that portion of South Carolina within 20 miles of Rock Hill; that portion of North Carolina lying south and east of a straight line which passes through (and continues beyond) the northernmost point in Raleigh and the northernmost point in Charlotte; that portion of Virginia south of an east-west line located 50 miles north of Richmond and east of a north-south line located 50 miles west of Richmond; that portion of Massachusetts that is east of Interstate 91 and north of Route 2 and outside Route 128; and that portion of Massachusetts within five
(5) miles of the Company's store in Peabody.

Notwithstanding anything to the contrary in section 2.1(a) above, the term "Competitor" as used herein shall not include convenience stores (such as 7-11 and Cumberland Farms) and restaurants.

It is understood and agreed that nothing herein shall restrict your:

      (i) speaking to trade associations and groups on topics of general interest to the supermarket or drug store industry, even though employees of Competitors may be present in the audience;

      (ii) developing real estate for your own account and leasing or selling it to a Competitor, provided that you have first offered that opportunity to Hannaford on no less favorable terms and Hannaford, after being given a period of no less that twenty business days to consider it, has declined the opportunity; or

       (iii) redeveloping, either for your own account or that of a developer to whom you are rendering services, a shopping center or other retail project within which a retail location of a Competitor is located, even if your efforts may result in the expansion, modernization, or improvement of that Competitor's location.

2.2. Consideration for Non-Competition.

In consideration for your agreement set forth in section 2.1 not to compete with the Company, the Company will pay you Two Hundred Thirty Four Thousand Five Hundred Sixty Eight Dollars ($234,568.00) on January 6, 1999 and Two Hundred Thirty Four Thousand Five Hundred Sixty Eight Dollars ($234,568.00) on December 30, 1999. It is understood and agreed that these amounts shall be payable even if you should die or become disabled before December 31, 2000, or otherwise be unable to render any or all of the services contemplated in section 1 of this agreement.



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2.3. Enforcement; Reasonableness.

You and the Company agree that the Company would be irreparably damaged by a breach of the non-competition provision of this agreement set forth in section
2.1. It is accordingly agreed that the Company shall be entitled to injunctive relief in order to prevent any breach of that provision and to specifically enforce it, in addition to any other remedy to which the Company may be entitled. You and the Company further agree that the subject matter, duration of, and geographic area covered by your non-competition agreement are reasonable in light of the facts as they exist on the date hereof. However, if at any time, a court or other body having jurisdiction over this agreement determines that any of the subject matter, duration, or geographic area of your covenant not to compete is unreasonable in any respect, it shall be reduced, and not terminated, as such court or body determines may be reasonable.

3. Miscellaneous Provisions.

Upon the written request of either you or the Company, the other party agrees to execute such other documents as the requesting party or its counsel reasonably deem necessary or advisable to implement the terms of this letter. This letter sets forth the entire agreement between you and the Company regarding your consulting arrangements and your agreement not to compete with the Company. This agreement may be amended only by written document signed by both you and the Company, and it will be governed by the laws of the State of Maine.

If this letter accurately sets forth our understanding and agreement, would you please sign both copies, return one to me, and keep one for your records.

                                   Sincerely,

                               HANNAFORD BROS. CO.


                              By: ___________________________
                                  Hugh G. Farrington
                                  President and Chief Executive Officer



Seen and agreed to this _____ day of June, 1998.


-----------------------
Larry A. Plotkin


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